Exhibit 99.4

EXECUTION VERSION

MELINTA THERAPEUTICS, INC.

(F/K/A CEMPRA, INC.)

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Melinta Therapeutics, Inc. (the “Company”) hereby grants to Participant an award of Restricted Stock Units as set forth below in accordance with the employment agreement between Participant and the Company, dated October 30, 2017 (as it may be amended from time to time, the “Employment Agreement”). This grant of Restricted Stock Units hereunder (“Award”) is intended to be an employment inducement award being made in accordance with NASDAQ Rule 5635(c)(4) , and pursuant to which the Company will promptly hereafter register all shares of Common Stock represented by Restricted Stock Units hereunder pursuant to SEC Form S-8, and is not intended to be an award made under any stock incentive plan adopted by the Company, including the Company’s 2011 Equity Incentive Plan, as amended, as in effect on the date hereof (the “Plan”). Notwithstanding the preceding sentence, this Award shall be construed as if this Award had been granted under the Plan in accordance with and consistent with, and subject to, the provisions of the Plan, a copy of which has been made available to Participant, and the terms of which are incorporated into this Grant Notice and the Restricted Stock Unit Award Agreement attached hereto. Participant agrees to be bound by the terms and conditions of this Grant Notice, the Restricted Stock Unit Award Agreement and the Plan and any future amendments to the Plan which do not materially impair Participant’s rights hereunder. Notwithstanding the foregoing, for the avoidance of doubt, in the event of any inconsistency between the Plan, this Grant Notice or the attached Restricted Stock Unit Award Agreement, the provisions of this Grant Notice and the Restricted Stock Unit Award Agreement shall govern, and in the event of any inconsistency between this Grant Notice and the Restricted Stock Unit Award Agreement and the Employment Agreement, the provisions of the Employment Agreement shall govern.

Participant:	Daniel Mark Wechsler

Date of Grant:	November 3, 2017

Vesting Commencement Date:	November 3, 2017

Number of Restricted Stock Units:	183,661

Vesting Schedule:	Subject to Sections 4(d) and 8(d)(vi) of the Employment Agreement, subject to Participant’s continued employment with the Company through each applicable vesting date, twenty-five percent (25%) of the Restricted Stock Units will vest and be settled on the first anniversary of the Vesting Commencement Date and the remainder will vest and be settled in substantially equal monthly installments during the three (3) year period commencing on the first anniversary of the Vesting Commencement Date. The Restricted Stock Units will participate in any dividends paid to stockholders of the Company during such vesting period; provided, that dividends on shares of Common Stock underlying unvested Restricted Stock Units shall be subject to the same vesting requirements as the underlying shares on which such dividends are paid and payment will be deferred and paid within ten (10) days after such Restricted Stock Units become vested (and will be forfeited to the extent unvested Restricted Stock Units are forfeited).

Additional Terms/Acknowledgements: The undersigned Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Restricted Stock Unit Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Restricted Stock Unit Award Agreement, the Employment Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the grant of Restricted Stock Units under the Award and supersede all prior oral and written agreements on that subject.

PARTICIPANT:	MELINTA THERAPEUTICS, INC.

By:
Daniel Mark Wechsler	Name:
Title:

MELINTA THERAPEUTICS, INC.

(F/K/A CEMPRA, INC.)

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (“Agreement”), Melinta Therapeutics, Inc. (the “Company”) has awarded you Restricted Stock Units (“Units”), for the number of Units indicated in the Grant Notice (collectively, the “Award”), payable when vested in shares of Common Stock from the Company in accordance with the terms of the employment agreement between you and the Company, dated October 30, 2017 (as it may be amended from time to time, the “Employment Agreement”). The award is intended to be an employment inducement award being made in accordance with NASDAQ Rule 5635(c)(4) , and pursuant to which the Company will promptly hereafter register all shares of Common Stock represented by Restricted Stock Units hereunder pursuant to SEC Form S-8, and is not intended to be an award made under any stock incentive plan adopted by the Company, including the Company’s 2011 Equity Incentive Plan, as amended, as in effect on the date hereof (the “Plan”).. Notwithstanding the preceding sentence, the Units shall be construed as if the Units had been granted under the Plan in accordance with and consistent with, and subject to, the provisions of the Plan, a copy of which has been made available to you, and the terms of which are incorporated into this Agreement, except as otherwise specifically stated herein. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award, in addition to those set forth in the Grant Notice, are as follows:

1. ACQUISITION OF UNITS. By signing the Grant Notice, you are hereby granted the aggregate number of Units specified in your Grant Notice. Each Unit is convertible to one share of Common Stock that will be delivered to you when you become vested in the Unit in accordance with this Agreement.

2. CONSIDERATION. Unless otherwise required by law, the shares of Common Stock to be delivered to you when the Units become vested shall be deemed paid, in whole or in part, in exchange for past and future services rendered or to be rendered to the Company or an Affiliate in the amounts and to the extent required by law.

3. VESTING AND FORFEITURES. The Units will vest as set forth in the Grant Notice to which this Agreement is attached. Vested Units will be exchanged on a one-to-one basis for shares of Common Stock that shall be delivered to you as provided in Section 4. Except as otherwise provided to Section 8(d)(vi) of your Employment Agreement, Units that have not vested shall be forfeited upon your termination of Continuous Service.

4. DELIVERY OF SHARES TO SETTLE VESTED UNITS. When Units become vested as provided in Section 3, the Units shall be settled promptly following such vesting date by delivering to you the number of shares of Company Stock equal to the number of vested Units. Notwithstanding the foregoing, if the Company elects not to satisfy its tax withholding obligations by withholding shares from your distribution as provided in Section 9 below, then such shares of Company Stock shall not be issued and delivered until the next business day after you make such adequate provision in cash for such withholding sums. In any event, the shares will not be delivered later than the fifteenth day of the third calendar month of the calendar year following the calendar year in which the applicable vesting date occurs.

5. CAPITALIZATION CHANGES. The number of Units convertible to shares of Common Stock subject to your Award and referenced in your Grant Notice may be adjusted from time to time for changes in capitalization pursuant to Section 9(a) of the Plan.

6. RIGHTS AS STOCKHOLDER. You shall not have any rights and privileges of a stockholder of the Company with respect to the Units. If you become vested in Units as provided in Section 3, any shares of Common Stock to which you become entitled shall be delivered to you as provided in Section 4, and you shall have full ownership of the shares of Common Stock upon such delivery.

7. NON-TRANSFERABILITY OF THE AWARD. Your Award is not transferable by you, except by will or by the laws of descent and distribution, and it cannot be assigned by you.

8. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such employment. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as an employee or consultant of the Company or any Affiliate.

9. WITHHOLDING OBLIGATIONS. At the time your Award is granted, or at any time thereafter as requested by the Company, including prior to delivery of the shares pursuant to your Award, you hereby agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate, if any, which arise in connection with your Award. At your election, you may direct the Company to satisfy its withholding obligation in connection with the Award by (a) withholding applicable amounts from any compensation otherwise payable to you by the Company or an Affiliate, or (b) by withholding a number of shares from the shares otherwise issuable to you in connection with the Units with a Fair Market Value (measured as of the date the withholding obligations are to be determined) equal to the amount of such withholding obligations; provided, however, that the number of such shares so withheld shall not exceed the amount necessary to satisfy the Company’s or its Affiliate’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income (or such lesser amount as may be necessary to avoid classification of the Units as a liability for financial accounting purposes). Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue such shares, and shall have no liability to you for any such delay in the issuance of such shares.

10. TAX CONSEQUENCES. You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

11. NOTICES. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (a) the date of personal delivery, including delivery by express courier, (b) e-mail or facsimile with confirmation of receipt or (c) the date that is five days after deposit in the United States mail (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten days’ advance written notice to each of the other parties hereto:

COMPANY:	Melinta Therapeutics, Inc.
Attn: Chief Financial Officer
6320 Quadrangle Drive, Suite 360
Chapel Hill, NC 27517

YOU:	Your address as on file with the Company at the time notice is given.

12. MISCELLANEOUS.

(a) The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

(b) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(c) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(d) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(e) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f) All obligations of the Company under this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

13. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the law of the state of Delaware without regard to such state’s conflicts of laws rules.

14. SEVERABILITY. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15. APPLICATION OF SECTION 409A. This Award is intended to be exempt from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) pursuant to Treasury Regulation 1.409A-1(b)(4) (or any other applicable exemption). This Agreement shall be interpreted in a manner consistent with that intent. To the extent not so exempt, the delivery of shares in respect of the Units provided under this Agreement will be conducted, and this Agreement will be construed, in a manner that complies with Section 409A and is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, to the extent that (a) one or more of the payments or benefits received or to be received by you pursuant to this Agreement would constitute deferred compensation subject to the requirements of Section 409A, and (b) you are a “specified employee” within the meaning of Section 409A, then such payment or benefit (or portion thereof) will be delayed until the earliest date following your “separation from service” with the Company within the meaning of Section 409A on which the Company can provide such payment or benefit to you without your incurrence of any additional tax or interest pursuant to Section 409A, with all payments or benefits due thereafter occurring in accordance with the original schedule. Notwithstanding any of the foregoing, you are solely responsible for the payment of any taxes or penalties arising under Section 409A with respect to the Award, the vesting of the Units, or the delivery of the shares subject to this Award.

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